                                                                  EXECUTION COPY

                             STOCKHOLDERS AGREEMENT

                                   dated as of

                                January 20, 1995

                                  by and among

                      DLJ MERCHANT BANKING PARTNERS, L. P.,

                       DLJ INTERNATIONAL PARTNERS, C.V.,

                          DLJ OFFSHORE PARTNERS, C.V.,

                       DLJ MERCHANT BANKING FUNDING, INC.,

                                CERTAIN TRUSTS,

                                 KEVIN C. MELIA,

                                ROBERT J. GRAHAM,

                                   JULIE KENT

                                       and

                        MANUFACTURERS' SERVICES LIMITED
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                                TABLE OF CONTENTS

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                                                                            ----

                                    ARTICLE I
                                   DEFINITIONS

1.1      Definitions ......................................................  1

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

2.1      Compostion of the Board ..........................................  7
2.2      Removal ..........................................................  7
2.3      Vacancies ........................................................  8
2.4      Meetings .........................................................  8
2.5      Action by the Board ..............................................  8
2.6      Conflicting Charter or Bylaw Provisions ..........................  8
2.7      Additional Equity ................................................  8

                                    ARTICLE 3
                            RESTRICTIONS ON TRANSFER

3.1      General ..........................................................  9
3.2      Legend on Share Certificates ..................................... 10
3.3      Permitted Transferees ............................................ 11
3.4      The Trusts ....................................................... 11

                                    ARTICLE 4
                         RIGHTS TO PARTICIPATE IN A SALE
                            RIGHTS TO COMPEL A SALE;

4.1      Right to Participate in a Sale ................................... 12
4.2      Right to Compel Participation in Certain Transfers ............... 14
4.3      Improper Transfer ................................................ 15

                                    ARTICLE 5
                               REGISTRATION RIGHTS

5.1      Demand Registration .............................................. 16
5.2      Incidental Registration .......................................... 19
5.3      Holdback Agreements .............................................. 21
5.4      Registration Procedures .......................................... 21
5.5      Indemnification by the Company ................................... 25
5.6      Indemnification by Participating Stockholders .................... 26


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                                                                            Page
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5.7     Conduct of Indemnification Proceedings ............................ 26
5.8     Contribution ...................................................... 27
5.9     Participation in Public Offering .................................. 29
5.10    Other Indemnification ............................................. 29

                                    ARTICLE 6
                                  MISCELLANEOUS

6.1      Entire Agreement ................................................. 29
6.2      Binding Effect; Benefit .......................................... 30
6.3      Exclusive Financial and Investment Banking Advisor ............... 30
6.4      Assignability .................................................... 30
6.5      Amendment; Waiver; Termination ................................... 30
6.6      Notices .......................................................... 31
6.7      Headings ......................................................... 32
6.8      Counterparts ..................................................... 32
6.9      Applicable Law ................................................... 32
6.10     Specific Enforcement ............................................. 32
6.11     Consent to Jurisdiction .......................................... 32


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

                             STOCKHOLDERS AGREEMENT

            AGREEMENT dated as of January 20, 1995 among DLJ Merchant Banking Partners, L.P., a Delaware limited partnership, DLJ International Partners, C.V., a Netherlands Antilles limited partnership, DLJ Offshore Partners, C.V., a Netherlands Antilles limited partnership, DLJ Merchant Banking Funding, Inc., a Delaware corporation (each of the foregoing, a "DLJ Entity", and collectively, the "DLJ Entities"), The Kevin C. Melia 1995 Irrevocable Trust (the "Melia Trust), The Robert J. Graham 1995 Irrevocable Trust (the "Graham Trust"), The Julie Kent 1995 Irrevocable Trust (the "Kent Trust") (each of the Melia Trust, Graham Trust and Kent Trust, a "Trust", and collectively, the "Trusts"), Kevin
C. Melia, an individual ("Melia"), Robert J. Graham, an individual ("Graham"), Julie Kent, an individual ("Kent") (each of the Trusts, Melia, Graham and Kent, a "Founding Stockholder", and collectively, the "Founding Stockholders"), and Manufacturers' Services Limited, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, pursuant to the Securities Purchase Agreement dated as of January 20, 1995 (the "Securities Purchase Agreement") by and among the DLJ Entities, the Founding Stockholders and the Company, the DLJ Entities, concurrently with the execution of this Agreement, are acquiring shares ("Shares") of common stock, par value one tenth of $.01 per share ("Common Stock"), of the Company; and

            WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Securities Purchase Agreement;

            NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the Securities Purchase Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled


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by, or under common control with such Person; provided that no stockholder of the Company shall be deemed an Affiliate of any other stockholder of the Company solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

            "Aggregate Ownership" means, with respect to any Stockholder or group of Stockholders, the total number of Shares "beneficially owned" (as such term is defined in Rule 13d-3 under the Exchange Act) (without duplication) by such Stockholder or group of Stockholders as of the date hereof (but adjusted in accordance with the proviso below), calculated on a Fully Diluted basis and taking into account any stock dividend, stock split or reverse stock split; provided that such number of Shares shall be increased (without duplication) (i) with respect to any DLJ Entity, by any subsequent acquisitions of Shares by such DLJ Entity within the three year period following the date hereof, (ii) with respect to any Other Stockholder, by any stock appreciation rights, options, warrants or other rights to purchase or subscribe for Shares of such Other Stockholder as and when such stock appreciation rights, options, warrants or other rights have vested and (iii) with respect to any Trust, by any Shares subsequently acquired by such Trust as a Permitted Transferee.

            "Benchmark Shares" means the aggregate number of Shares sold or proposed to be sold by the DLJ Entities (other than to their Permitted Transferees) subsequent to the date hereof until the first to occur of (i) the aggregate number of Shares so sold or proposed to be sold by the DLJ Entities (other than to their Permitted Transferees) equals 25% of the Aggregate Ownership of the DLJ Entities and (ii) the aggregate amount in cash (net of any commissions, fees or expenses) collectively received or to be received by the DLJ Entities, without duplication, as a result of the sale subsequent to the date hereof or proposed sale of any such Shares (other than to their Permitted Transferees) shall equal the aggregate amount invested by the DLJ Entities as of such date in Shares.

            "Board" means the board of directors of the Company.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

            "Bylaws" means the Amended and Restated Bylaws of the Company, as amended from time to time.

            "Charter" means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Fully Diluted" means, with respect to Common Stock and without duplication, all outstanding Shares and all Shares issuable in respect of securities convertible into or exchangeable for Common Stock, stock appreciation rights, options, warrants and other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock; provided that, to the extent any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for Common Stock are subject to vesting, the Shares subject to vesting shall be included in the definition of "Fully Diluted" only upon and to the extent of such vesting.

            "Initial Public Offering" means the initial sale after the date hereof of Common Stock pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or any successor form)

            "Other Stockholders" means all Stockholders other than the DLJ Entities, and their respective Permitted Transferees.

            "Percentage Interests" means, with respect to Melia, Graham and Kent, 34.2%, 34.2% and 31.6%, respectively.

            "Permitted Transferee" means:


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            (i) in the case of any DLJ Entity (A) any other DLJ Entity, (B) any general or limited partner of any DLJ Entity (a "DLJ Partner"), and any corporation, partnership, Affiliated Employee Benefit Trust or other entity that is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (C) (collectively, "DLJ Associates"); (D) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants or (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the Insurance Law of the State of New York; and

            (ii) in the case of any Other Stockholder (A) any Other Stockholder,
      (B) a Person to whom Shares are transferred from such Other Stockholder
      (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the issue or spouse of such Other Stockholder or (C) a trust that is for the exclusive benefit of such Other Stockholder or its Permitted Transferees under (B) above.

            "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Public Offering" means an underwritten public offering of Registrable Stock of the Company pursuant to an effective registration statement under the Securities Act.

            "Registrable Stock" means any Shares until (i) a registration statement covering such Shares has been declared effective by the SEC and such shares have been disposed of pursuant to such effective registration statement,
(ii) such Shares are sold under circumstances in which all of the applicable conditions of Rule 144 are met or under which they may be sold pursuant to Rule 144 (k) or (iii) such Shares are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Shares not bearing the legend required pursuant to this Agreement and such Shares may be resold without subsequent registration under the Securities Act.

            "Registration Expenses" means (i) all registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Shares), (iii) printing expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 5.4(h)), (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of one counsel for the Stockholders participating in the offering selected (A) by the DLJ Entities, in the case of any offering in which such entities participate, or (B) in any other case, by the Other Stockholders holding the majority of Shares to be sold for the account of all Other Stockholders in the offering, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD") including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Stock, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Stockholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel.

            "Rule 144" means Rule 144 and Rule 144A (or any successor provisions) under the Securities Act.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Stockholder" means each Person (other than the Company) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 6.4, or otherwise, so long as such Person shall beneficially own any Shares or, in the case of Melia, Graham and Kent, so long as the DLJ Entities shall be parties to this Agreement and such Person shall (i) be a director or officer of the Issuer or (ii) (A) beneficially own any Shares or (B) have any stock


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appreciation rights, options, warrants or other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common
Stock.

            "Third Party" means a prospective purchaser of Shares in an arm's-length transaction from a Stockholder where such purchaser is not a Permitted Transferee of such Stockholder.

            (b) The term "DLJ Entities", to the extent such entities shall have transferred any of their Shares to "Permitted Transferees", shall mean the DLJ Entities and the Permitted Transferees of the DLJ Entities, taken together, and any right or action that may be taken at the election of the DLJ Entities may be taken at the election of the DLJ Entities and such Permitted Transferees.

            (c) The term "Other Stockholders", to the extent such stockholders shall have transferred any of their Shares to "Permitted Transferees", shall mean the Other Stockholders and the Permitted Transferees of the Other Stockholders, taken together, and any right or action that may be taken at the election of the Other Stockholders may be taken at the election of the Other Stockholders and such Permitted Transferees.

            (d) Each of the following terms is defined in the Section set forth opposite such term:

             Term                                             Section
             ----                                             -------

             beneficially own                                 1.1(a)
             Commission Company                               2.7
             Commission Company Revenues                      2.7
             Demand Registration                              5.1(a)
             DLJSC                                            6.3
             Holders                                          5.1(a)
             Incidental Registration                          5.1(a)
             Indemnified Party                                5.7
             Indemnifying Party                               5.7
             Independent Director                             2.1(a)
             Inspectors                                       5.4(g)
             LLC Shares                                       3.4(b)
             Maximum Offering Size                            5.1(d)
             Nominee                                          2.3(a)
             Omnitron Agreement                               2.7
             Omnitron Shares                                  2.7
             Participating Shares                             4.1(a)
             Pro Rata Portion                                 3.1(d)
             Purchase Shares                                  4.1(a)
             Records                                          5.4(g)
             Restriction Termination Date                     3.1(b)
             Section 4.1 Notice                               4.1(a)


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

             Section 4.1 Notice Period                        4.1(a)
             Section 4.1 Pro Rata Portion                     4.1(a)
             Section 4.1 Sale                                 4.1(a)
             Section 4.1 Sale Price                           4.1(a)
             Section 4.1 Seller                               4.1(a)
             Section 4.2 Notice                               4.2(a)
             Section 4.2 Notice Period                        4.2(a)
             Section 4.2 Sale                                 4.2(a)
             Section 4.2 Sale Price                           4.2(a)
             Selling Stockholder                              5.1(a)
             transfer                                         3.1(a)

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

            2.1 Composition of the Board. (a) The Board shall consist initially of six directors, four of whom will be designated by DLJ Merchant Banking Partners, L.P., and two of whom will be designated by the Other Stockholders; provided that one of the directors designated by DLJ Merchant Banking Partners, L.P. shall not be either an "Affiliate" or an "Associate" (a) such terms are used within the meaning of Rule 12b-2 under the Exchange Act) of the DLJ Entities or the Other Stockholders (the "Independent Director") and such Independent Director shall be designated by DLJ Merchant Banking Partners, L.P. after consultation with the Other Stockholders. The DLJ Entities shall be permitted at any time to increase the number of directors from six to seven and DLJ Merchant Banking Partners, L.P. shall be permitted to designate the seventh director.

            (b) Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Shares or execute written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.1; provided that neither the DLJ Entities, on the one hand, nor the Other Stockholders, on the other hand, shall be required to vote for the board-designees of the other if the aggregate number of Shares held by such other is less than 10% of such other's Aggregate Ownership.

            2.2 Removal. Each Stockholder agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to Section 2.1 unless such removal shall be for cause or the Persons entitled to designate or nominate such director shall have consented to such removal in writing.


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

            2.3 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board:

            (a) the Person or Persons entitled under Section 2.1 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the "Nominee") to fill such capacity and serve as a director of the Company; and

            (b) each Stockholder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

            2.4 Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter.

            2.5 Action by the Board. (a) A quorum of the Board shall consist of four directors, of whom at least three must be designees of DLJ Merchant Banking Partners, L.P.; provided that the DLJ Entities shall have the right at any time to increase the number of directors necessary to constitute a quorum of the Board. All actions of the Board shall require the affirmative vote of at least a majority of the directors at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

            (b) The Board may create executive, compensation and audit committees, as well as such other committees as it may determine. The DLJ Entities shall be entitled to majority representation on any committee created by the Board and, to the extent not prohibited by or inadvisable under applicable law, the Other Stockholders shall be entitled to at least one representative on any such committee.

            2.6 Conflicting Charter or Bylaw Provisions. Each Stockholder shall vote its Shares or execute written consents, as the case may be, and take all other actions necessary, to ensure that the Company's Charter and Bylaws facilitate and do not at any time conflict with any provision of this Agreement.

            2.7 Additional Equity. (a) To the extent that, as of June 23, 1997, Rathmullen Holdings Limited shall


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fulfill or have fulfilled its obligation to purchase a total of 552,000 "C"
Ordinary Shares ("Omnitron Shares") of Omnitron Services Limited with revenues earned by the Commission Company ("Commission Company Revenues") pursuant to the terms of the Omnitron Agreement, the Company shall issue to Melia and Graham (or their Permitted Transferees), to the extent such Persons are still employed by the Company, and to the Kent Trust, in each case for no additional consideration, an aggregate number of additional Shares equal to 800,000 multiplied by a fraction the numerator of which is the number of Omnitron Shares purchased with Commission Company Revenues and the denominator of which is 552,000, which additional Shares shall be issued to Melia and Graham (or their Permitted Transferees) and the Kent Trust on the basis of 40%, 40% and 20%, respectively. "Commission Company" has the meaning assigned to it in the Omnitron Agreement and "Omnitron Agreement" means the Subscription and Shareholders Agreement dated May 23, 1994 between Rathmullen Holdings Limited, Omnitron Limited and Omnitron Services Limited.

            (b) The parties hereto acknowledge that the Company desires to acquire additional contract manufacturing facilities and that such acquisitions may require additional equity investment in the Company. The DLJ Entities (and their Permitted Transferees) shall have the exclusive right to provide any such additional cash equity at the same cost per Share basis as the Shares acquired by the DLJ Entities pursuant to the Securities Purchase Agreement. In connection with any such additional equity investment by the DLJ Entities, Melia and Graham may invest additional cash equity at the same cost per Share basis as the DLJ Entities in an amount up to 20% of such additional equity investment.

                                    ARTICLE 3
                            RESTRICTIONS ON TRANSFER

            3.1 General. (a) Until the earlier of (i) the tenth anniversary of the date hereof and (ii) the date upon which the number of Shares held by the DLJ Entities and their Permitted Transferees falls below 20% of the Aggregate Ownership of the DLJ Entities, no Other Stockholder may, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any Shares (or solicit any offers to buy or otherwise acquire, or to take a pledge of, any Shares), except as permitted or required by Articles 3, 4 and 5 of this Agreement.

            (b) After the first anniversary of the Initial Public Offering, any Other Stockholder may sell any Shares owned by such Stockholder to a Third Party pursuant to Rule


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144; provided that until the third anniversary of the Initial Public Offering
(the "Restriction Termination Date"), such Stockholder may sell Shares owned by such Stockholder pursuant to this clause (b) only to the extent that, after giving effect to such sale, the aggregate number of Shares held by such Stockholder is at least equal to the greater of (i) 40% of such Stockholder's Aggregate Ownership and (ii) the percentage of such Stockholder's Aggregate Ownership that is equal to the aggregate number of shares then beneficially owned by the DLJ Entities, without duplication, as a percentage of the DLJ Entities' Aggregate Ownership.

            (c) After the Restriction Termination Date, any Other Stockholder may (in addition to sales pursuant to Rule 144) sell Shares owned by such Stockholder to a Third Party; provided that (i) the aggregate number of Shares sold by such Stockholder in any calendar year shall not exceed 25% of such Stockholder's Aggregate Ownership and (ii) such Shares shall not be sold to any Person considered by the Board to be a potential competitor of, or otherwise adverse to, the Company or any of its Stockholders.

            (d) Any Other Stockholder may, subject to the limitations set forth in Sections 5.1(d) and 5.2(b), sell Shares owned by such Stockholder in a Public Offering; provided that (i) in each of the first two Public Offerings, the number of Shares that may be sold by such Stockholder in such Public Offering shall not exceed the lesser of (x) 50% of such Stockholder's Pro Rata Portion and (y) 20% of such Stockholder's Aggregate Ownership and (ii) thereafter, the number of Shares that may be sold by such Stockholder in any Public Offering shall not exceed the lesser of (x) such Stockholder's Pro Rata Portion and (y) 50% of such Stockholder's Aggregate Ownership. "Pro Rata Portion" means, with respect to each Other Stockholder, the number or Shares beneficially owned by such Stockholder immediately prior to any Public Offering multiplied by a fraction the numerator of which is the number of Shares to be sold by the DLJ Entities and their Permitted Transferees in such Public Offering and the denominator of which is the aggregate number of shares beneficially owned by the DLJ Entities and their Permitted Transferees, without duplication, immediately prior to such Public Offering.

            (e) No Stockholder may transfer any Shares at any time except in compliance with applicable federal, state or foreign securities laws.

            3.2 Legend on Share Certificates. (a) In addition to any other legend that may be required, each certificate for Shares that is issued to any Stockholder shall bear a legend in substantially the following form:


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

            "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 20, 1995, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM MANUFACTURERS' SERVICES LIMITED AND ANY SUCCESSOR THERETO."

            (b) If any Shares shall cease to be Registrable Stock, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the first sentence of the legend required by Section 3.2 (a) endorsed thereon. If any Shares cease to be subject to any restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the second sentence of the legend required by Section 3.2(a) endorsed thereon.

            3.3 Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, any Stockholder may at any time transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Board or any other Stockholder or group of Stockholders so long as (i) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement, and (ii) the transfer to such Permitted Transferee is not in violation of applicable federal, state or foreign securities laws.

            3.4 The Trusts. (a) Each of the Trusts and its trustees shall take all necessary action so that the provisions of the relevant trust documents are not inconsistent or in conflict with the provisions of Articles 3, 4 and 5 and, in the event of any inconsistency or conflict between such trust documents and this Agreement, the provisions of this Agreement shall control.

            (b) Each of the Trusts and its trustees agree that, so long as any Trust shall own any Shares or shares (or interest therein) of Manufacturers' Services Limited L.L.C. USA Group ("LLC Shares"), none of the Trusts or their trustees shall transfer any interest in such Trust to any Person other than a Person that is a beneficiary, or a Person of a class entitled to become a beneficiary, of such Trust on the date hereof.

            (c) Each of the Trusts and its trustees agree that, so long as any Trust shall own any LLC Shares (or


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

interest therein), none of the Trusts or their trustees shall transfer any LLC Shares (or interest therein) to any Person. Each of the Trusts and its trustees agree that the Company or its designee shall have the option, exercisable at any time, to purchase all of the LLC Shares (or interests therein) owned by the Trusts for an aggregate amount equal to $1.00, to be divided among the Trusts based on their respective proportionate interests in all such LLC Shares.

            (d) Each of the Trusts and its trustees agree that, so long as such Trust shall beneficially own any Shares, such Trust shall not (i) conduct any business other than the holding of cash, Shares and LLC Shares (or interest in such LLC Shares) and (ii) incur any liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise.

                                    ARTICLE 4
                        RIGHTS TO PARTICIPATE IN A SALE;
                             RIGHTS TO COMPEL A SALE

            4.1 Right to Participate in a Sale. (a) If any of the DLJ Entities (the "Section 4.1 Seller") proposes to sell in one or more series of related transactions Shares constituting 40% or more of the then outstanding Shares, calculated on a Fully Diluted basis, to a Third Party (a "Section 4.1 Sale"), the Section 4.1 Seller shall provide written notice of such proposed Section 4.1 Sale to the Other Stockholders ("Section 4.1 Notice"); provided that none of the rights described in this Section 4.1 shall apply (i) to transfers to Permitted Transferees of such DLJ Entity or Entities, (ii) to transfers pursuant to a Public Offering or Rule 144 or (iii) unless prior to or as a result of the proposed transfer the DLJ Entities would hold less than 50% of the Aggregate Ownership of the DLJ Entities. The Section 4.1 Notice shall identify the number of Shares subject to the Section 4.1 Sale, the per Share consideration for which a sale is proposed to be made (the "Section 4.1 Sale Price") and all other material terms and conditions of the proposed Section 4.1 Sale. Each Other Stockholder shall, as to Shares held by it, have the option, exercisable by irrevocable written notice to the Section 4.1 Seller within 15 days after receipt of the Section 4.1 Notice (the "Section 4.1 Notice Period"), to participate in the Section 4.1 Sale for up to the number of Shares held by such Stockholder as is specified in such notice to the Section 4.1 Seller (the "Participating Shares"); provided that if the aggregate number of Shares proposed to be sold by the Section 4.1 Seller, the other DLJ Entities, if any, and the Other Stockholders in such Section 4.1 Sale exceeds the number of shares that such Third Party is willing to purchase (the "Purchase Shares"), then (i) the number of

Shares to be sold by each of the Other Stockholders participating in such
Section 4.1 Sale shall be the lesser of (A) the number of Shares specified in the written notice to the Section 4.1 Seller and (B) an amount equal to its
Section 4.1 Pro Rata Portion of the Purchase Shares and (ii) the number of Shares to be sold by the Section 4.1 Seller and the other DLJ Entities, if any, shall be an amount equal to the Purchase Shares reduced by the number of Shares to be sold by the participating Other Stockholders. "Section 4.1 Pro Rata Portion" means, with respect to each Other Stockholder at the time of the
Section 4.1 Sale, the proportion (expressed as a percentage) that its ownership of Shares bears to all Shares outstanding at such time. Each participating Other Stockholder shall deliver to the Section 4.1 Seller the certificate or certificates representing the Participating Shares of such Other Stockholder, together with a limited Power-of-attorney authorizing the Section 4.1 Seller to transfer such Shares pursuant to the terms and conditions set forth in the
Section 4.1 Notice. Delivery of such certificate or certificates representing the Participating Shares to be transferred and the limited power-of-attorney authorizing the Section 4.1 Seller to transfer such Shares shall constitute an irrevocable acceptance of the Section 4.1 Sale by the Other Stockholder.

            (b) The per Share consideration to be paid to the Section 4.1 Seller and each Other Stockholder participating in the Section 4.1 Sale shall be the
Section 4.1 Sale Price.

            (c) Promptly after the consummation of the sale of the Participating Shares of the Other Stockholders pursuant to the Section 4.1 Sale, the Section
4.1 Seller shall notify such Other Stockholders thereof, shall remit to each of such Other Stockholders the total consideration for the Participating Shares of each such Other Stockholder transferred pursuant thereto as computed pursuant to
Section 4.1(b), and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Other Stockholders.

            (d) If at the termination of the Section 4.1 Notice Period any Other Stockholder shall not have elected to participate in the Section 4.1 Sale, such Other Stockholder will be deemed to have waived any of and all of its rights under this Section 4.1 with respect to the sale of any of its Shares pursuant to such Section 4.1 Sale. The Section 4.1 Seller shall have 120 days following such termination of the Section 4.1 Notice Period in which to sell the applicable Shares on substantially the same terms and conditions as were contained in the
Section 4.1 Notice, at a price not higher than 110% of the price contained in the Section 4.1 Notice. Promptly after any sale pursuant to this Section 4.1, the Section 4.1 Seller shall notify the Company of the consummation thereof and shall furnish such evidence of the completion thereof (including time of completion) of such transfer and of the terms thereof as the Company may request. If, at the end of such 120-day period, the Section 4.1 Seller has not completed the sale of all applicable Shares, the Section 4.1 Seller shall return to the Other Stockholders the limited power-of-attorney (and all copies thereof) together with all certificates representing the Shares which such Other Stockholders delivered for sale pursuant to this Section 4.1, and all the restrictions on transfer contained in this Agreement with respect to Shares owned by such Other Stockholders shall again be in effect.

            (e) Notwithstanding anything contained in this Section 4.1, there shall be no liability on the part of any DLJ Entity to any Other Stockholder if the sale of Shares pursuant to this Section 4.1 is not consummated for whatever reason. Any decision as to whether to sell Shares shall be at the Section 4.1 Seller's sole and absolute discretion.

            (f) The rights of Other Stockholders described in this Section 4.1 shall terminate upon the Initial Public Offering.

            4.2 Right to Compel Participation in Certain Transfers. (a) If the DLJ Entities (including all Permitted Transferees of the DLJ Entities) should transfer Shares constituting not less than 100% of the Aggregate Ownership of such DLJ Entities to any Third Party (other than pursuant to a pledge as security for a loan) (a "Section 4.2 Sale"), the DLJ Entities may, at their option, require all but not less than all the Other Stockholders (including all Permitted Transferees of the Other Stockholders) to participate in such transfer. Not later than 15 days prior to the proposed date of the Section 4.2 Sale, the DLJ Entities shall provide written notice of the Section 4.2 Sale to the Other Stockholders ("Section 4.2 Notice") and a copy of the agreement pursuant to which such Shares are proposed to be transferred (the "Section 4.2 Agreement"). The Section 4.2 Notice shall identify the transferee, the number of Shares subject to the Section 4.2 Sale, the per Share consideration for which a transfer is proposed to be made (the "Section 4.2 Sale Price") and all other material terms and conditions of the Section 4.2 Sale. Each Other Stockholder shall be required to participate in the Section 4.2 Sale on the terms and conditions set forth in the Section 4.2 Notice and to tender all its Shares, as set forth below. Within 10 days following receipt of the Section 4.2 Notice (the "Section 4.2 Notice Period"), each of the Other Stockholders shall deliver in escrow to a representative of the DLJ Entities designated in the Section

4.2 Notice certificates representing all Shares held by such Other Stockholder, duly endorsed, together with all other documents required to be executed in connection with such Section 4.2 Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Shares pursuant to this Section 4.2(a) at the closing for such Section 4.2 Sale against delivery to such Other Stockholder of the consideration therefor. In the event that a Other Stockholder should fail to deliver such certificates to the DLJ Entities, the Company shall cause the books and records of the Company to show that such Shares are bound by the provisions of this Section 4.2(a) and that such Shares shall be transferred to the Third Party immediately upon surrender for transfer by the Other Stockholder thereof.

            (b) If, within 120 days after the DLJ Entities give the Section 4.2 Notice, they have not completed the transfer of all the Shares subject to the
Section 4.2 Sale, the DLJ Entities shall return to each of the Other Stockholders all certificates representing Shares that such Other Stockholders delivered for transfer pursuant hereto, together with any documents in the possession of the DLJ Entities executed by the Other Stockholders in connection with such proposed transfer, and all the restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to Shares owned by the Other Stockholders shall again be in effect.

            (c) Promptly after the consummation of the transfer of Shares of the DLJ Entities and the Other Stockholders pursuant to this Section 4.2, the DLJ Entities shall give notice thereof to the Other Stockholders, shall remit to each of the Other Stockholders who have surrendered their certificates the total consideration for the Shares of such Other Stockholders transferred pursuant thereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Other Stockholders. The per Share consideration to be paid to the DLJ Entities and the Other Stockholders shall be the Section 4.2 Sale Price.

            4.3 Improper Transfer. Any attempt to transfer any Shares not in compliance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted transfer.

                                    ARTICLE 5
                               REGISTRATION RIGHTS

            5.1 Demand Registration. (a) One or more DLJ Entities or their Permitted Transferees may make a written request and, after the Restriction Termination Date, the Other Stockholders may make a written request (any such requesting Person, a "Selling Stockholder") that the Company effect the registration under the Securities Act of such Selling Stockholder's Registrable Stock, and specifying the intended method of disposition thereof. The Company will promptly give written notice of such requested registration (a "Demand Registration") at least 30 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all other Stockholders, and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

            (i) the Registrable Stock that the Company has been so requested to register by the Selling Stockholder, then held by the Selling Stockholder; and

            (ii) subject to Section 5.2, all other Registrable Stock that any other Stockholder entitled to request the Company to effect an Incidental Registration (as such term is defined in Section 5.2) pursuant to Section
      5.2 (all such Stockholders, together with the Selling Stockholder, the "Holders") has requested the Company to register by written request received by the Company within 15 days after the receipt by such Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Stock so to be registered; provided that, subject to Sections 5.1(c) and (e), (i) the Company shall not be obligated to effect more than four Demand Registrations for the DLJ Entities and their Permitted Transferees collectively, on the one hand, and one Demand Registration for the Other Stockholders collectively, on the other hand, pursuant to this Section 5.1 and (ii) the Company will not be required to effect more than one Demand Registration in any six-month period; and provided further that the number of shares of Registrable Stock required to be registered by the Selling Stockholder must (i) in the case of a Demand Registration made by one or more DLJ Entities or their Permitted Transferees, have a fair-market value in the reasonable opinion of DLJ Merchant Banking Partners, L.P. exercised in good faith of at least (A) $10,000,000 if the Demand Registration would constitute an Initial Public Offering and (B) $5,000,000 in all other cases or (ii) in the case of a Demand Registration made by the Other Stockholders, have a fair market value in the reasonable opinion of the managing underwriter of at least $5,000,000.

            Notwithstanding the foregoing, in the event of a request for a Demand Registration made by the Other Stockholders, (i) the Company shall have the option to either (A) proceed with such Demand Registration pursuant to the provisions of this Section 5.1 or (B) proceed with a registered primary offering of Common Stock, in which case, the Other Stockholders shall have the rights set forth in Section 5.2 and, subject to Sections 5.1(c) and (e), shall have no further rights to request a Demand Registration pursuant to this Section 5.1 and
(ii) the restrictions contained in the proviso to Section 3.1(d) shall be applicable to any such sale.

            Promptly after the expiration of the 15-day period referred to in
Section 5.1(a) (ii), the Company will notify all the Holders to be included in the Demand Registration of the other Holders and the number of shares of Registrable Stock requested to be included therein. The Selling Stockholder requesting a registration under this Section 5.1(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall not be considered a Demand Registration.

            (b) The Company will pay all Registration Expenses in connection with any Demand Registration.

            (c) A registration requested pursuant to this Section 5.1 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Stock of the Holders included in such registration has actually been sold thereunder); provided that if after any registration statement requested pursuant to this Section 5.1 becomes effective (i) such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court solely due to the actions or omissions to act of the Company and (ii) less than 75% of the Registrable Stock included in such registration has been sold thereunder, such registration statement shall be at the sole expense of the Company and shall not be considered a Demand Registration.

            (d) If a Demand Registration involves a Public Offering and the managing underwriter shall advise the Company and the Selling Stockholder that, in its view, (i) the number of Shares requested to be included in such registration (including Common Stock which the Company proposes to be included which is not Registrable Stock) or (ii) the inclusion of some or all of the Shares owned by the Holders, in either case, exceeds the largest number of Shares which can be sold without having an adverse effect on such offering, including the price at which such Shares can be sold (the "Maximum Offering Size"), the Company will include in such registration, in the priorities listed below, up to the Maximum Offering Size:

            the Demand Registration was made by any DLJ Entity or its Permitted
Transferee:

            (A) first, all Benchmark Shares requested to be registered by the Selling Stockholder and by all other DLJ Entities and their Permitted Transferees (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of shares of Registrable Stock requested to be registered);

            (B) second, all Registrable Stock other than Benchmark Shares requested to be included in such registration by all DLJ Entities and their Permitted Transferees and any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such DLJ Entities and their Permitted Transferees and such other Holders on the basis of the relative number of shares of Registrable Stock (excluding any Benchmark Shares) requested to be included in such registration); and

            (C) third, any Common Stock proposed to be registered by the Company; and

            the Demand Registration was made by the Other Stockholders:

            (A) first, all Shares requested to be registered by the Other Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of shares of Registrable Stock requested to be registered);

            (B) second, all Benchmark Shares requested to be registered by the DLJ Entities and their Permitted Transferees (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of shares of Registrable Stock requested to be registered);

            (C) third, all Registrable Stock other than Benchmark Shares requested to be included in such registration by all DLJ Entities and their Permitted Transferees and any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such DLJ Entities and their Permitted Transferees and such other Holders on the basis of the relative number of shares of Registrable Stock (excluding any Benchmark Shares) requested to be included in such registration); and

            (4) fourth, any Common Stock proposed to be registered by the Company.

            (e) If Registrable Stock representing at least 50% of the number of Shares requested to be registered by any Person or Persons making a Demand Registration and their Permitted Transferees is not included in any Demand Registration, then such Stockholders may request that the Company effect an additional registration under the Securities Act of all or part of such Stockholders' Registrable Stock in accordance with the provisions of this
Section 5.1, and (i) the Company shall pay the Registration Expenses in connection with such additional registration and (ii) such additional registration shall not be considered a Demand Registration.

            (f) The Company shall not be required to effect registration pursuant to this Section 5.1 if a majority of the Board determines in good faith that owing to the business or market conditions or the business or financial condition of the Company it is inappropriate at such time to undertake a public offering of Common Stock; provided that the Company may elect not to effect registration on such grounds only once in any three year period beginning on the date of such election by the Company, and that within six months shall effect such registration.

            5.2 Incidental Registration. (a) If the Company proposes to register any of its Common Stock under the Securities Act (other than a registration (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or (C) in connection with a direct or indirect acquisition by the Company of another company), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.2(b), give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to each DLJ Entity and each Other Stockholder, which notice shall set forth such Stockholder's rights under this Section 5.2 and shall offer such Stockholders the opportunity to include in such registration statement such number of shares of Registrable Stock as each such Stockholder may request (an "Incidental Registration"). Upon the written request of any such Stockholder made within 15 days after the receipt of notice from the Company (which request shall specify the number of shares of Registrable Stock intended to be disposed of by such Stockholder), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Stock which the Company has been so requested to register by such Stockholders, to the extent requisite to permit the disposition of the Registrable Stock so to be registered; provided that (I) if such registration involves a Public Offering, all such Stockholders requesting to be included in the Company's registration must sell their Registrable Stock to the underwriters selected as provided in Section 5.4 (f) on the same terms and conditions as apply to the Company and (II) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 5.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such stock, the Company shall give written notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Stock in connection with such registration (without prejudice, however, to rights of any DLJ Entity or Other Stockholder under Section 5.1). No registration effected under this Section 5.2 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Stock requested pursuant to this Section 5.2.

            (b) If a registration pursuant to this Section 5.2 involves a Public Offering (other than in the case of a Public Offering requested by any DLJ Entity or any of their Permitted Transferees or the Other Stockholders in a Demand Registration; in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.1(d) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

            (i) first, so much of the Common Stock proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size;

            (ii) second, all Benchmark Shares requested to be included in such registration statement by the DLJ Entities and their Permitted Transferees (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of shares of Registrable Stock requested to be so included); and

            (iii) third, all Registrable Stock other than Benchmark Shares requested to be included in such registration by any DLJ Entity and its Permitted Transferees or any Other Stockholder pursuant to this Section
      5.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of the relative number of shares of Registrable Stock (excluding any Benchmark Shares) so requested to be included in such registration).

            (c) Notwithstanding the foregoing, in the event of a request for inclusion of Shares owned by Other Stockholders pursuant to this Section 5.2, the restrictions contained in the proviso to Section 3.1(d) shall be applicable to any such sale.

            5.3 Holdback Agreements. If any registration of Registrable Stock shall be in connection with a Public Offering, each DLJ Entity and its Permitted Transferees and each Other Stockholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Registrable Stock, and not to effect any such public sale or distribution of any other Common Stock of the Company or of any stock convertible into or exchangeable or exercisable for any Common Stock of the Company (in each case, other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date equal to the lesser of (i) such period of time as agreed between such managing underwriter and the Company and (ii) 180 days.

            5.4 Registration Procedures. Whenever Stockholders request that any Registrable Stock be registered pursuant to Section 5.1 or 5.2, the Company will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Stock in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

            (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days.

            (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to participating Stockholder and each underwriter, if any, of the Registrable Stock covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such Stockholder.

            (c) After the filing of the registration statement, the Company will promptly notify each Stockholder holding Registrable Stock covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

            (d) The Company will use its best efforts to (i) register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Stockholder holding such Registrable Stock reasonably (in light of such Stockholder's intended plan of distribution) requests and (ii) cause such Registrable Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Stock owned by such Stockholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

            (e) The Company will immediately notify each Stockholder holding such Registrable Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder any such supplement or amendment.

            (f) (i) The DLJ Entities will have the right, in their sole discretion, to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by any such DLJ Entity or its Permitted Transferee of a Demand Registration, which underwriter or underwriters may include any Affiliate of any DLJ Entity and (ii) the Company will select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Stock in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

            (g) Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, the Company will make available for inspection by any Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.4 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Stockholder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

            (h) The Company will furnish to each such Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

            (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

            The Company may require each such Stockholder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

            Each such Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(e), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4(e), and, if so directed by the

Company, such Stockholder will deliver to the Company all copies, other than any permanent file copies then in such Stockholder's possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.4 (a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.4(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.4(e).

            5.5 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Stock covered by a registration statement, its officers, directors and agents, and each person, if any, who controls such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Stock (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Stockholder or on such Stockholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such person if it is determined that the Company has provided such prospectus and it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company also agrees to indemnify any underwriters of the Registrable Stock, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 5.5.

            5.6 Indemnification by Participating Stockholders. Each Stockholder holding Registrable Stock included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Stock, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in
Section 5.5 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such person if it is determined that it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.6. As a condition to including Registrable Stock in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

            5.7 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 5, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

            5.8 Contribution. If the indemnification provided for in this
Article 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Stockholders holding Registrable Stock covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such

Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.8, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public exceeds the amount of any damages which such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Stockholder's obligation to contribute pursuant to this Section 5.8 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

            5.9 Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

            5.10 Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

                                    ARTICLE 6
                                  MISCELLANEOUS

            6.1 Entire Agreement. This Agreement and the Securities Purchase Agreement constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

            6.2 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, shall to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            6.3 Exclusive Financial and Investment Banking Advisor. During the period from and including the date hereof through and including the fifth anniversary of the date hereof, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), or any Affiliate of DLJSC that the DLJ Entities may choose in their sole discretion, shall be engaged as the exclusive financial and investment banking advisor of the Company for an annual advisory fee which shall initially be $0 and which shall increase to $200,000 after the first quarter in which the Company achieves $75 million in total revenues. DLJSC or such Affiliate shall be entitled to reimbursement from the Company for all expenses incurred by DLJSC or such Affiliate (including, without limitation, fees and expenses of counsel) as financial and investment banking advisor of the Company.

            6.4 Assignability. This Agreement shall not be assignable by any party hereto, except that any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be a "Stockholder". Any Stockholder who ceases to own beneficially any Shares shall cease to be bound by the terms hereof (other than the provisions of Sections 5.5, 5.6, 5.7, 5.8, and 5.10 applicable to such Stockholder with respect to any offering of Registerable Stock completed before the date such Stockholder ceased to own any Shares).

            6.5 Amendment; Waiver; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board and Stockholders holding at least 95% of the outstanding Shares; provided that any amendment or other modification of this Agreement that would adversely affect any Founding Stockholder may be effected only with the consent of such Stockholder.

            6.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmissions and shall be given,

      if to the Company or the Founding Stockholders to:

            Manufacturers' Service Limited
            30 Rowes Wharf
            Boston, Massachusetts 02110
            Attention: Kevin C. Melia
                       Robert J. Graham
                       Julie Kent
                       The Kevin C. Melia 1995
                         Irrevocable Trust
                       The Robert J. Graham 1995
                         Irrevocable Trust
                       The Julie Kent 1995
                         Irrevocable Trust
            Fax: (617) 330-7655

      with a copy to:

            Sherburne, Powers & Needham, P.C.
            One Beacon Street
            Boston, Massachusetts 02108
            Attention: Dale R. Johnson
            Fax: (617) 523-6850

      and a copy to the DLJ Entities at their addresses listed below.

      if to the DLJ Entities, to:

            DLJ Merchant Banking Funding, Inc.
            DLJ Merchant Banking Partners, L.P.
            140 Broadway
            New York, New York 10005-1285
            Attention: David Wilson
            Fax: (212) 504-4991

      and to:

            DLJ International Partners, C.V.
            DLJ Offshore Partners, C.V.
            c/o DLJ Offshore Management N.V.
            John B. Gorsiraweg 6
            Willemstad, Curacao
            Netherlands Antilles
            Attention: Germaine Sprock
                       Pierson Trust (Curacao) N.V.

       with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, New York 10017
              Attention: George R. Bason, Jr.
              Fax: (212) 450-4800

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

            Any Person who becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

            6.7 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this
Agreement:

            6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            6.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

            6.10 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            6.11 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

DLJ MERCHANT BANKING PARTNERS, L.P.

By DLJ MERCHANT BANKING, INC.
   Managing General Partner

By: /s/ David B. Wilson
   --------------------------------
   Name:  David B. Wilson
   Title: Senior Vice President


DLJ INTERNATIONAL PARTNERS, C.V.

By DLJ MERCHANT BANKING, INC.
   Advisory General Partner

By: /s/ David B. Wilson
   --------------------------------
   Name:  David B. Wilson
   Title: Senior Vice President


DLJ OFFSHORE PARTNERS, C.V.

By DLJ MERCHANT BANKING, INC.
   Advisory General Partner

By: /s/ David B. Wilson
   --------------------------------
   Name:  David B. Wilson
   Title: Senior Vice President


DLJ MERCHANT BANKING FUNDING, INC.

By: /s/ Thomas E. Siegler
   --------------------------------
   Name:  Thomas E. Sieg1er
   Title: Secretary

THE KEVIN C. MELIA 1995 IRREVOCABLE TRUST

By: /s/ Ann Marie Melia
   --------------------------------
   Name:
   Title: Trustee


THE ROBERT J. GRAHAM 1995 IRREVOCABLE TRUST

By: /s/ I. Christina B. Graham
   --------------------------------
   Name:  I. Christina B. Graham
   Title: Trustee


THE JULIE KENT 1995 IRREVOCABLE TRUST

By: /s/ Julie Kent, Trustee
   --------------------------------
   Name:
   Title: Trustee

-----------------------------------
Kevin C. Melia

/s/ Robert J. Graham
-----------------------------------
Robert J. Graham

/s/ Julie Kent
-----------------------------------
Julie Kent


MANUFACTURERS' SERVICES LIMITED

By:
   --------------------------------
   Name:
   Title: